       [LETTERHEAD OF INSIGNIA/EDWARD S. GORDON CO., INC. APPEARS HERE]

                                                                   EXHIBIT 23.3

December 1, 1997

Boston Properties, Inc.
8 Arlington Street
Boston, MA 02116

Attn: David Barrett, Senior Vice President

Gentlemen:

In connection with the second public offering of common stock by Boston Properties, Inc., we hereby consent to the use of our name in the Registration Statement on Form S-11 to be filed with the Securities and Exchange Commission, per the page(s) attached and to the incorporation by reference of this consent in any abbreviated registration statement in connection with the Company's Common Stock pursuant to Rule 462(b) under the Securities Act.

Very truly yours,

INSIGNIA/EDWARD S. GORDON CO., INC.

[Signature appears here]

Stacy L. Wallach